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FORM 5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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
[ ] Check box if no
    longer subject to                 Filed pursuant to Section 16(a) of the Securities      ---------------------------
    Section 16. Form 4                    Exchange Act of 1934, Section 17(a) of the                OMB APPROVAL
    or Form 5 obligations                 Public Utility Holding Company Act of 1935         ---------------------------
    may continue. See                      or Section 30(f) of the Investment Company        OMB Number:       3235-0362
    Instruction 1(b).                                   Act of 1940                          Expires:  December 31, 2001
[ ] Form 3 Holdings Reported                                                                 Estimated average burden
[ ] Form 4 Transactions Reported                                                             hours per response......1.0
                                                                                             ---------------------------
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
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| 1. Name and Address of Reporting Person*   |2. Issuer Name and Ticker or Trading Symbol   |6. Relationship of Reporting Person(s)|
| Hillenmeyer       Henry            R.      |  Cooker Restaurant Corporation (CGRT)        |   to Issuer (Check all applicable)   |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  |3. I.R.S. Identification | 4.  Statement for  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (specify|
|                                            |    Person, if an entity |                    |              title           below)  |
|                                            |    (Voluntary)          |    12/2000         |              below)                  |
|  2609 West End Avenue                      |                         |                    |     President and CEO                |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Nashville          TN             37203   |                         |    2/16/2001       |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    end of Issuer's |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    Fiscal Year     |   (D) or    |   cial   |
|                     |                   |              |---------------------------|    (Inst. 3 and 4) |   Indirect  |   Owner- |
|                     |                   |              |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |              |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |              |            |       |      |                    |             |   4)     |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
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*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information                                                                          (Over)
contained in this form are not required to respond unless                                                            SEC 2270 (3-00)
the form displays a currently valid OMB control number.
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


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |          |----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          |          |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|----------|-------|--------|--------|--------|--------|-----------|-------------|
|Option (right to buy)  |    3.063     |          |          |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|----------|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |          |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|----------|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |          |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|----------|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |          |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|----------|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |          |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|----------|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |          |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          of                   |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Year       |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|      0(1)           |            D                  |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

(1) On February 16, 2001, the reporting person mistakenly filed a Form 5 reporting a grant on May 1, 2000, of options to purchase 7,500 shares of common stock at an exercise price of $3.063, which grant did not occur. As of May 1, 2000, the reporting person did not have any options to purchase common stock at an exercise price of $3.063.

**  Intentional misstatements or omissions of facts constitute Federal Criminal      /s/ Henry R. Hillenmeyer         June 6, 2001
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          --------------------------------   ------------
                                                                                   **Signature of Reporting Person        Date

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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